[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

FUEL CELL SUPPLY FRAMEWORK AGREEMENT

This FUEL CELL SUPPLY FRAMEWORK AGREEMENT (“Framework Agreement”) dated as of August 30, 2021 (“Effective Date”), is made by and between Robert Bosch LLC, a Delaware limited liability company (“Bosch”), and Nikola Corporation, a Delaware corporation and its Affiliates (together referred to as “Nikola”). Bosch and Nikola are also referred to in this Framework Agreement as “Party” or, jointly, “Parties”.

PREAMBLE
WHEREAS Nikola has committed to obtaining all of its global requirements for FCPMs (as defined below) from Bosch for all Nikola-produced heavy duty fuel cell trucks, from the date of Nikola’s start of production on June 01, 2023 (“SOP”) and for 8 years thereafter (the “Period”), subject to various conditions set forth or referenced in this Framework Agreement, (1) in the form of a complete FCPM provided by Bosch as set forth in the applicable Bosch specifications, and/or (2) through the purchase of FC Components (as defined below) that are to be assembled and tested by Nikola in accordance with applicable Bosch specifications as set forth in this Framework Agreement and any other document referenced herein, wherein the supply of FC Components requires Nikola and Bosch or a Bosch Affiliate to further enter into the following agreements: (a) FCPM Design and Manufacturing License (the “FCPM License”), (b) Purchasing Cooperation Agreement, (c) Manufacturing Consulting Agreement, and (d) Engineering Validation Agreement, which, along with any mutually agreed to contracts that reference this Framework Agreement and which set forth the commercial details of the sale of FCPMs or FC Components are referred to herein as “Individual Contracts.” To the extent FC Components are offered for Nikola to assemble, any additional agreements that are not listed above shall be set forth in the applicable Individual Contract.
WHEREAS Bosch has valuable confidential technical and economic information, as well as knowledge and experience in the field of vehicle powertrains including electric vehicle drivetrain systems, vehicle control systems, vehicle chassis control systems, vehicle batteries, battery management systems, fuel cells power modules and integration thereof into vehicles, vehicle component actuation systems including brake and steering actuation systems, connectivity devices, digital visions systems, assisted and automated driver systems, and infotainment systems, including technical and engineering services.

WHEREAS Nikola and Bosch are interested in entering into this Framework Agreement and any associated Individual Contracts, agreements or licenses referenced herein. This Framework Agreement, the Individual Contract(s) and any Attachments, Schedules or other documents incorporated by reference in either this Framework Agreement or the Individual Contract(s) are collectively referred to as the “Collective FCPM Agreement.”

Accordingly, intending to be legally bound, the Parties hereby agree as follows:

1.DEFINITIONS

In this Framework Agreement, the following terms (including any plurals) with capitalized initial letter have the respective meanings set forth below:

“Affiliate” means any corporation or other business organization in which a Party to this Framework Agreement on the Effective Date or at any time during the Term of this Framework Agreement directly or indirectly controls, is controlled by or is under common control with a Party to this Framework Agreement; and as used in this Article, “control”, “controls” or “controlled” means more than 50% of the voting shares or other equity interests and/or the ability to direct the management and policies through equity ownership, contract or other means. Any such corporation or other business organization is covered by this definition only as long as such ownership or such control exists.

“Euro” means European Euros.

“Heavy Duty Fuel Cell Trucks” shall mean hydrogen fuel cell-powered trucks manufactured or sold in the North America market with a gross vehicle weight rating greater than 26,000 pounds or in the European market with a gross vehicle weight rating greater than 16 metric tonnes.

“Intellectual Property” means all creations of the mind, both artistic and commercial, including, but not limited to, patents, patent applications, utility models, design patents, design rights, industrial designs, inventions, trade secrets (including without limitation Know-How), mask works, works of authorship, information fixed in any tangible medium of expression, registered and unregistered copyrights, trademarks, service marks, trade names, logos and trade dress, along with all associated goodwill.

“Know-How” means all (without limitation) trade secrets and other applicable information in any form whatsoever, including but not limited to drawings, designs, write-ups, specifications, procedures, manuals, instructions, diagrams, formulations, methods, data and other information.

“Foreground Intellectual Property Rights” means any and all Intellectual Property, conceived either solely or jointly by employees or agents of the respective Parties, arising out of work conducted under this Framework Agreement, including but not limited to methods, devices, products, software, manufacturing processes, formulations, ingredients, instrumentation, and new uses of the foregoing.

“FCPM” as used herein means the fuel cell power module manufactured and sold by Bosch, as set forth in more detail in Attachment 1.

“FC Component” as used herein means any Fuel Cell component, part, or system intended for series production that is sold to Nikola by Bosch for the purpose of being assembled into a fuel cell power module by Nikola in accordance with the FCPM License and the conditions set forth in Attachment 2, wherein the FC components are described in more detail in Attachment 1 or in an applicable Individual Contract, but specifically excluding controls related to FCPM.

“Products” as used herein means FCPMs and FC Components.

“Prototype” as used herein means samples, components, systems, and/or services that have not been approved and/or not intended for series production or that are intended for evaluation purposes only.

“RB Trademarks” means all trademarks, service marks, trade dress and trade names of Bosch or its Affiliates or that identify the Products, and all other rights in and to United States and foreign trademarks, service marks, trade names, brand names, logos, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin that are owned by or licensed to Bosch or its Affiliates, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Services” as used herein means the design, engineering, or other services provided by Bosch to Nikola as more specifically described herein. To the extent services are covered in a separate quotation or services agreement signed by Bosch, those services shall be governed by the applicable quotation or signed service agreement.

“USD” means United States Dollar.

2.TERMS AND CONDITIONS; ORDER OF PRECEDENCE

2.1 General:

The Collective FCPM Agreement and any documents incorporated herein by reference form the complete understanding between the Parties for the supply of Products. Any proposal for additional or different terms or any attempt by either Party to vary any of the terms of the Collective FCPM Agreement, whether in Nikola’s award letter, purchase order, correspondence or otherwise, will be deemed a material modification of the Collective FCPM Agreement and is hereby rejected, unless executed by each Party in accordance with Section 19.5 (Amendment) hereof. Nikola shall be responsible for any breach of the Collective FCPM Agreement by its Affiliates or subcontractors.

2.2 Order of Precedence:

In the event of a conflict between this Framework Agreement and any fully executed Individual Contract(s), the order of precedence is as follows: (1) the Individual Contract, (2) this Framework Agreement, and (3) the Attachments and Schedules hereto.

3.SCOPE OF THE AGREEMENT

During the Period, Nikola shall purchase 100% of its annual requirements of (a) the FCPMs for the European market from Bosch, and (b) FCPM Key Components (Category 1) as described in Schedule 3 of Attachment 1 from Bosch, in the case that Nikola chooses to assemble the FCPM(s) in conjunction with assistance from Bosch using the Licensed Materials set forth in the FCPM License, pursuant to the terms of the Collective FCPM Agreement. The RASIC related terms attached hereto as Schedule 2 of Attachment 1 shall apply provided that Nikola sources all requirements for FCPM Key Components as described in Schedule 3 of Attachment 1 attached hereto (Main Component List FC-System A2 Truck) from Bosch. Any license herein, including the FCPM License, shall be independent of Nikola’s FCPM

Key Component purchase obligations.

4.PRICING

Nikola hereby agrees to purchase from Bosch, and Bosch agrees to sell to Nikola, FCPMs and FC components in accordance with the Collective FCPM Agreement and during the Period, at the price set forth in Attachment 2, or as set forth in an Individual Contract signed by both Parties it being understood that no such purchase order shall be binding on Bosch unless and until Bosch accepts such order in writing via a mutually agreed and signed Individual Contract.

Any portion of a payment not paid by Nikola when due will bear interest at the rate of [*] per month or the highest rate allowed by applicable law, whichever is less, from the date due until paid. Nikola agrees to pay all costs involved in collecting overdue amounts, including, without limitation, reasonable attorneys’ fees.

For the avoidance of doubt, any additional testing costs or design changes not addressed in this Framework Agreement or its attachments hereto are not part of this Framework Agreement and will be governed by the applicable Bosch quotation (unless the Parties have entered into a mutually signed agreement for such testing costs or design changes).

5.SERIES DEVELOPMENT

Series development shall only begin if and when an official order and confirmation of series prices based on Bosch specifications, unless otherwise agreed to in writing by Bosch (“Specifications”) has been placed by Nikola and accepted by Bosch, in a mutually signed Individual Contract, on or before December 31, 2021.

6.DELIVERY

TIME IS OF THE ESSENCE as to the supply of Products under this Framework Agreement. If Bosch cannot meet the requirements of a forecast for reasons solely attributable to Bosch, Bosch must promptly notify Nikola and propose a revised delivery date, and Nikola may, at its option, require Bosch to deliver the Products using priority freight delivery (with all incremental freight charges at Bosch’s expense). Further, if Bosch’s ability to develop, manufacture, or deliver any Products in accordance with the Specifications and the then-current forecast is constrained for any reason, Bosch will promptly notify Nikola of the constraint, Bosch will use reasonable commercial efforts to resolve it, provide Bosch’s plan to resolve it, and will provide Nikola reasonable periodic updates regarding the steps taken to resolve the supply constraint. The parties will work together in good faith to resolve any constraint that is not solely attributable to Bosch.

Delivery terms will be as set forth in Attachment 2 (FCA as defined in Incoterms 2020). Bosch will not be liable for any delays, breakage, loss, or damage after having made delivery in good order to the first Nikola transportation carrier. All claims for loss or damage in transit are to be made by Nikola directly to the transportation carrier and the appropriate insurance carrier retained by Nikola. Nikola shall not make any deductions of any kind from the invoice amount. Except as otherwise provided herein, Bosch shall comply with CNH Industrial’s Procedure # 30, and Nikola’s Restricted Materials Management Standard, to the extent agreed by Bosch in writing.

7.RESERVED

8.TAXES AND ADJUSTMENTS

The sales price excludes all sales, use, excise, value-added, and other similar taxes, charges and duties (including import and export duties). Such taxes and assessments will be included in Bosch's invoice and paid by Nikola. Nikola shall be solely responsible for all other taxes imposed on Nikola based upon applicable governing laws. Bosch agrees that no tax for which a valid exemption exists, based upon applicable governing laws, will be included in the pricing, nor subsequently charged. In order for valid sales and use tax exemptions to exist, Nikola agrees to properly document and provide Bosch with the applicable tax exemption certificate upon Bosch’s request. Each Party shall be solely responsible for its applicable tax administration based upon the legal responsibility of the tax per applicable governing laws. Unless stated otherwise in Attachment 2 all prices are subject to the shipping terms set forth in this Framework Agreement. Bosch reserves the right to adjust prices due to cost increases resulting from variations in material costs or other costs (including but not limited to variations related to tariffs). To the extent the Products contain raw materials, raw material fluctuations will be reviewed on a quarterly basis. Actual material price increases of 5% or more will be paid prorated during the Term hereof. Each payment by Nikola will be made without withholding any taxes, unless required by law. Nikola shall inform Bosch of any withholding tax obligation on payments due to Bosch under an invoice as soon as Nikola becomes aware of such withholding tax obligation. If Bosch believes that it is eligible for exemption from, or reduction of, any U.S. withholding tax (or other withholding or similar tax of one or more other jurisdictions), Bosch will deliver to Nikola a completed, duly executed IRS Form W-9 or Form W-8 (or other appropriate form of such other jurisdiction(s) as required under the laws of such other jurisdiction) valid through the date of payment. In such event, Nikola shall promptly deliver to Bosch a certificate evidencing the payment of any tax actually withheld.

9.SERVICE PARTS

9.1 Service Parts Pricing:

Service part pricing will be negotiated separately from this Framework Agreement.

9.2 Service Parts Delivery Support:

Service part pricing will be negotiated separately from this Framework Agreement.

10.NIKOLA’S OBLIGATIONS

10.1 Vehicle Measurements:

Bosch requires basic and reliability validation in Nikola vehicles for series production release and warranty of the Product. The scope of required validation will be mutually defined at a later date. Full vehicle testing will be performed solely by Nikola or third parties. Nikola shall ensure the proper application and functionality of the Products in the overall system/vehicle, including appropriate vehicle testing under realistic operating conditions.

10.2 Mounting Position:

If modified by Nikola during the Term hereof and contrary to Bosch’s recommendations or instructions, Nikola shall ensure that the Product mounting situation and position fulfil the requirements, the Specifications, and any other technical customer documentation provided by Bosch for the Products.

10.3 Safety and Testing:

Bosch joins the common position in the automotive industry, that the IEC 61508 “functional safety of electronically- controlled systems” cannot be generally applied to the automotive industry. A full application of the IEC61508 is not possible as commonly known. Bosch shall provide further details regarding the IEC61508 upon request.

10.4 Launch Support / Resident Engineering:

Nikola plant launch support / resident engineering support at Nikola location is not included in this Framework Agreement and will be quoted separately by Bosch.

10.5 Additional Obligations:

Additional obligations with respect to the purchase of FC Components are set forth in Schedule 3 of Attachment 1 and the Collective FCPM Agreement.

10.6 Specifications and Requirements:

Nikola must comply with all Bosch Specifications, requirements and instructions for FCPM design, traceability, End-of-Line testing, assembly process, components or audit corrective action requirements supplied by Bosch. Nikola must request and receive Bosch approval in writing before implementing any changes according to the defined RASIC set forth in Schedule 2 of Attachment 1 or any changes to the Bosch Specifications, requirements and instructions for FCPM design, traceability, End-of-Line testing, assembly process, components or audit corrective action requirements supplied by Bosch. Failure to follow this requirement may result in Bosch refusal to deliver FCPMs or FC components. Both Parties agree that Bosch’s refusal to deliver FCPMs or FC components under this Section 10.6 shall not be deemed a breach or delay and Bosch shall have no liability for exercising its right under this Section 10.6. If Nikola fails to comply as set forth herein within 90 days, Bosch may terminate the FCPM Framework Agreement as set forth below (Termination). For the avoidance of doubt, all Additional Core Components (Category 2) and Other Components (Category 3) must meet any technical requirements agreed to between the Parties, in writing, including, without limitation, the Specifications as approved by Bosch and any required Bosch approved validation and release in accordance with Collective FCPM Agreement. For Category 2 Components, each component supplier must be released by Bosch.

11.CHANGE MANAGEMENT

To the extent that Nikola requests any changes to the content of this Collective FCPM Agreement, including, without limitation, changes in timing, specifications, design, function, technical feasibility, technical responsibility, support, suppliers, or Services, each of which require Bosch’s written agreement, Bosch reserves the right to issue a revised Framework Agreement, Individual Contract or services quotation/agreement, to the extent any Nikola requested changes are deemed acceptable to Bosch. Bosch may refuse any Nikola changes in Bosch’s sole discretion. To the extent Bosch initiates a change, only significant changes will be communicated to Nikola. As used herein, significant changes means any change that impacts fit, form or function such that a new PPAP or validation is required.

12.EXCLUSIVITY

Unless prohibited by law, Bosch shall not sell FCPMs to any manufacturer or producer of Heavy Duty Fuel Cell Trucks for volume series production in North America from the beginning of the Term until December 31, 2024 assuming the following:
(a)Nikola purchases at least 50% of the planned volume in years 2023 thru 2025 as defined below; and
(b)This exclusivity obligation is only binding between Nikola Corporation and Robert Bosch LLC; and
(c)This exclusivity obligation does not apply to any FC components or development FCPM assemblies or any spare parts for independent aftermarkets; and
(d)This exclusivity obligation immediately and automatically terminates if (i) Nikola becomes insolvent or files for bankruptcy, or (ii) Nikola violates the terms and conditions of any part of the Collective FCPM Agreement, or (iii) there is a Change of Control (defined below) of Nikola, or (iv) Nikola sells the FCPM for incorporation into vehicles other than the Nikola Heavy Duty Fuel Cell Truck. The “Nikola Heavy Duty Fuel Cell Trucks” as used herein means hydrogen fuel cell- powered Heavy Duty Fuel Cell Trucks manufactured or sold by Nikola. “Change of Control” as used herein means a Third Party directly or indirectly acquires ownership or control of forty percent (40%) or more of the voting shares or other equity interests of Nikola and/or has the ability to direct the management and policies through equity ownership, contract or other means or is entitled to vote upon election of directors or persons performing similar functions.

13.Warranty
The warranty is as set forth in this Framework Agreement, unless agreed otherwise in an Amendment or Individual Contract.

No warranty will be granted until after (a) successful completion of the validation testing at Bosch (this applies to both FC Components and FCPM) and at Nikola (FCEV), as set forth in the Collective FCPM Agreement or as otherwise mutually agreed to in writing; (b) Bosch and Nikola results of validation testing are proven to meet the Specifications; and (c) Bosch enters into a limited road release agreement or Bosch sends a signed warranty letter to Nikola stating that the full warranty, as set forth in an applicable Individual Contract, is effective. Until all of the conditions set forth in Sections 13(a), 13(b) and 13(c) are fulfilled, all Products under the Collective FCPM Agreement shall be deemed to be Prototypes for purposes of warranty pursuant to this FCPM Agreement, irrespective of the completion of testing and validation.

ALL PROTOTYPES ARE PROVIDED “AS IS” AND ALL WARRANTIES, EXPRESSED OR IMPLIED, ARE DISCLAIMED AND EXCLUDED, INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR FREEDOM FROM THIRD PARTY RIGHTS, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, OR OTHERWISE. BOSCH DOES NOT WARRANT THAT THE PROTOTYPES WILL BE ERROR FREE OR SECURE. PROTOTYPES ARE NOT DESIGNED FOR AND SHOULD NOT BE USED IN ANY FAIL-SAFE APPLICATIONS, I.E. AIRCRAFT AND NUCLEAR APPLICATION.

Nikola acknowledges that Prototypes are intended only for use in evaluation and testing in a suitable and safe evaluation and testing environment by suitably trained and qualified persons and in accordance with Bosch’s written instructions, unless agreed otherwise in a separate signed prototype use agreement. Nikola shall ensure safe operating conditions for all evaluation and testing purposes at all times during the evaluation and testing. Nikola warrants that no vehicles containing any Prototypes will be driven on public roads, unless and until Nikola and Bosch agree in writing, such approval not to be unreasonably withheld. Nikola shall only use the Prototypes in accordance with written instructions from Bosch and in accordance with all applicable laws. Any use, testing or evaluation of the Prototypes outside the scope of this Framework Agreement or as agreed in a separate signed agreement between the Parties shall be at Nikola’s sole risk.

For FCPMs that qualify for a warranty, as agreed in a separate signed Amendment or Individual Contract between the Parties, the Parties shall agree on a mutually agreed Fuel Cell Warranty Agreement, unless warranty terms are covered in the applicable Individual Contract.

THE WARRANTIES SET FORTH IN THIS ARTICLE 13 ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND FREEDOM FROM THIRD PARTY RIGHTS. BOSCH EXPRESSLY DISCLAIMS AND EXCLUDES ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE NONINFRINGEMENT, AND SCOPE, VALIDITY, ENFORCEABILITY OR FREEDOM FROM THIRD PARTY PRIOR USER RIGHTS UNDER 35 U.S.C. § 273 (OR ANY COMPARABLE PROVISION OF LAW) OF ANY INTELLECTUAL PROPERTY RIGHTS GRANTED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE OF TRADE OR PROFESSION, OR OTHERWISE IN CONNECTION WITH THIS FRAMEWORK AGREEMENT, THE PRODUCTS OR OTHER SERVICES PROVIDED UNDER THIS FRAMEWORK AGREEMENT. UNDER NO CIRCUMSTANCES SHALL BOSCH BE LIABLE FOR LOST PROFIT OR REVENUE, LOSS OF GOODWILL, INDIRECT, INCIDENTIAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES WHETHER OR NOT DAMAGES RELATED TO ANY BOSCH BREACH OF ANY WARRANTY WERE FORESEEABLE OR SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. THE REMEDIES SET FORTH IN THIS ARTICLE ARE NIKOLA’S SOLE AND EXCLUSIVE REMEDIES FOR ANY BOSCH BREACH OF A WARRANTY.

14.RECALLS AND FIELD ACTIONS

The Parties shall agree on terms and conditions related to recalls and field actions in a mutually agreed Fuel Cell Warranty Agreement, unless recall and field action terms are covered in the applicable Individual Contract.

15.INTELLECTUAL PROPERTY AND SOFTWARE / SPECIAL TOOLING

15.1 Ownership and Restrictions:

Unless agreed otherwise herein or in a separate signed agreement, (i) Bosch shall retain ownership of all Intellectual Property relating to the Products and the manufacture of the Products that existed as of the Effective Date or that was conceived, made, discovered, written, or created by or on behalf of Bosch outside and independent of this Framework Agreement (“Background Intellectual Property”) and (ii) Bosch shall own all Intellectual Property relating to the Products and the manufacture of the Products conceived, made, discovered, written, or created under this Framework Agreement by or on behalf of Bosch (“Bosch Individual Foreground Intellectual Property”). Any Individual Foreground Intellectual Property created solely by Nikola (“Nikola Individual Foreground Intellectual Property”) shall be handled in accordance with Section 4.8 and 4.9 of the FCPM License. Foreground Intellectual Property that is jointly developed (“Joint Foreground Intellectual Property”) will be handled as set forth in this Article 15 (see below). No source code will be shared under this Framework Agreement or any purchase order(s) issued hereunder. Any licenses to source code that may be granted must be mutually agreed in a separate source code license agreement. Nikola will not authorize or permit its employees, contractors, personnel, or third parties to decompile, disassemble, or in any other way reverse engineer any information or technology provided by Bosch unless authorized by law.

Joint Foreground Intellectual Property includes any inventions jointly developed between Nikola and Bosch, wherein one Party’s contribution is not insignificant to the contribution of the other Party and as can be shown through written documentation. For the sake of clarity, generation of Intellectual Property will not change the RASIC (attached hereto as Schedule 2 of Attachment 1), the development activities or the Products unless mutually agreed in writing.

For the sake of clarity, unless expressly agreed otherwise in a separate agreement executed by both Parties, (i) the FCPM is exclusively Bosch’s Intellectual Property and Nikola will not modify or improve the FCPM unless such license rights are expressly granted in the FCPM License, and (ii) Nikola agrees and acknowledges that all Intellectual Property related to the FCPM that is developed solely by Bosch during the Term hereof shall be owned by Bosch. Nikola may not use Confidential Information or Bosch’s Intellectual Property related to the FCPM for any purpose other than the development of interfaces, unless an express right has been granted under the FCPM License. The FCPM License shall remain unchanged throughout the term of this Framework Agreement, including with respect to the full payment of reoccurring royalties.

Joint Foreground Intellectual Property belongs jointly to Bosch and Nikola, such that each Party has an undivided interest therein. Each Party and its Affiliates have the right to exploit Joint Foreground Intellectual Property without the consent and approval of the other Party for any purpose. For the sake of clarity, a Party’s ownership rights to Joint Foreground Intellectual Property as set forth herein, does not confer any license rights to the other Party’s Intellectual Property, technology, or Confidential Information, unless expressly granted herein or in the FCPM License. The Parties acknowledge and agree that the restriction set forth in the preceding sentence applies regardless of whether the exploitation by a Party of the Joint Foreground Intellectual Property or solely owned Foreground IP would thereby be restricted or prevented. Neither Party has the right to license source code except as mutually agreed to permit third parties acting as third party service providers to use the source code solely for the internal purposes of the licensing Party. The right of use provided herein extends to the Affiliates of the Parties.

Each Party shall execute and cause its employees, agents or consultants to execute such documents as are necessary (A) to vest joint ownership of Joint Foreground Intellectual Property in the other Party; and (B) for the other Party to file, continue prosecution or maintenance of, enforce, or defend the Joint Foreground Intellectual Property.

The mutually agreed law firm Maginot, Moore & Beck (“Maginot”) shall prepare, file and prosecute (including but not limited to an opposition or interference) Joint Foreground Intellectual Property – if an application is mandatory to be granted such a right – and is entitled to involve outside counsel(s) for this purpose. The application shall be filed in the name of Bosch and Nikola, except that if one Party communicates that it is not interested in filing an application, then the other Party is entitled to apply for the Joint Foreground Intellectual Property in its own name. The Parties shall mutually agree in writing in which countries each application for any Joint Foreground Intellectual Property will be filed by taking into account the laws and regulations of the respective countries, in particular to first-to-file doctrines, membership of the respective country to the Patent Cooperation Treaty, Hague System, etc. If the Parties cannot agree on the countries, the designated countries will be the all countries requested by each Party. Both Parties shall cooperate in filing, prosecution and maintenance of Joint Foreground Intellectual Property rights. If one Party has decided not to pursue a Joint Foreground Intellectual Property application or not to take part in maintaining any Joint Foreground Intellectual Property in a timely manner, that Party hereby transfers and assigns its rights to the respective applied or granted Joint Foreground Intellectual Property free of charge to the other Party who is desirous of pursuing or maintaining the right to such Joint Foreground Intellectual Property at its sole expense. The Parties acknowledge and agree that day- to-day supervision and management of Joint Foreground Intellectual Property is in the responsibility of Maginot, and Maginot shall keep both Parties informed about the correspondence with attorneys and patent offices in a separate agreement between Maginot and the Parties. Both Bosch and Nikola shall inform Maginot of its responsibility at the time of submitting inventions to Maginot for Joint Foreground Intellectual Property.

The Parties shall share the reasonable external expenses (including attorney’s fees) incurred with respect to the filing, prosecution and maintenance of Joint Foreground Intellectual Property between themselves in the ratio of 1:1. Each Party shall fully bear its internal costs. If a Party is interested in filing for or continuing the prosecution of Joint Foreground Intellectual Property while the other is not interested in doing so or requests application in further countries than consented to by both Parties, then such Party shall fully bear the related costs incurred with respect to the filing, prosecuting and maintenance of the applicable rights for this country or countries. Each payment shall be remitted to the banking account specified by the Party having the out-of-pocket expenses within thirty (30) days after receipt of the written request. If a Party fails to pay the out-of-pocket expenses within ninety (90) days, such nonpaying Party’s ownership rights in Joint Foreground Intellectual Property shall automatically and immediately terminate, and the non-paying Party shall assign its rights to Joint Foreground Intellectual Property to the paying Party.

Each Party shall promptly notify the other Party of any actual or suspected infringement of a Joint Foreground Intellectual Property by a third party or if a third party asserts the invalidity of a Joint Foreground Intellectual Property. If a Party desires to take legal actions against a third party infringing Joint Foreground Intellectual Property, the Parties shall agree in advance whether to commence any legal actions or not and how to share the costs and reimbursement for damages. If the Parties do not agree upon joint legal action within one hundred eighty (180) days after notice of a third party infringing Joint Foreground Intellectual Property, either Party shall have the right, but not the duty, to institute action with respect to the infringement. If either Party institutes an action against a third party for infringement of Joint Foreground Intellectual Property, then the other Party may join in its sole discretion (unless, and notwithstanding anything herein, the other Party is required to join the action under applicable law, in which event such Party shall join, but will not be responsible for any of the associated costs). Bosch, may, at Bosch’s option, assume and control the defense of any third party claims that are subject to the Parties’ obligations under this Section. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may mutually agree to in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including consenting to being named as a nominal party thereto). Each Party prosecuting any such infringement actions shall keep the other Party reasonably informed as to the status of such actions. Any award paid by a third party as a result of such an infringement action (whether by way of settlement or otherwise) will be applied first to reimburse Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis (in proportion to their relative costs and expenses as compared to the amount of reimbursement) and, if after such reimbursement any funds remain from such award, they shall be allocated 50% to Nikola and 50% to Bosch.

15.2 Software:

Excluding any OSS (as defined below), all Bosch software and firmware that has been loaded onto, incorporated into, or provided by Bosch in connection with the Products, Prototypes, or Services (the “Software”) is and remains owned by Bosch. Unless stated otherwise in a separate license agreement, Software is provided with only a limited right to use as delivered in connection with hardware and/or in accordance with the applicable software license provided to Nikola. Stand-alone software (SaaP) or SaaS shall require a separate license agreement. Unless expressly agreed in a separate agreement or applicable Individual Contract executed by both Parties, Bosch has no obligation to provide any updates or upgrades to the Software (including, without limitation correcting any bugs identified by Bosch, Nikola, or any third party) unless agreed otherwise in an Individual Contract. Subject to the foregoing sentence, Nikola agrees and acknowledges that Bosch may make the availability of updates, upgrades, and new releases at its sole discretion.

Unless otherwise agreed in writing, Software may only be used in connection with the provided hardware and in accordance with software documentation provided to Nikola at the time of delivery. No other rights in the Software are provided. Software provided under this Framework Agreement may not be combined with or incorporate other software (in particular OSS) whose license terms are in contradiction to the terms and conditions herein. Unless otherwise agreed to by Bosch in writing, Nikola shall not and shall not enable or instruct others to copy, reproduce, reverse engineer, decompile, disassemble, translate, or fragment parts of Software or Prototypes provided by Bosch and Nikola shall treat such Software and Prototypes as Confidential Information as defined in Article 16 (Confidentiality) of this Framework Agreement.

15.3 Open Source Software:

Products, Prototypes and Services which incorporate Software may contain free or open source software (“OSS”). For any Software provided to Bosch by Nikola or on behalf of Nikola, Nikola shall disclose in writing a list of all applicable OSS terms and conditions and third party software included therein at the time of delivery of such Software to Bosch, and Nikola shall ensure it has the license rights necessary for Bosch with respect to all third party software provided to or required by Nikola. Such OSS shall remain subject to all applicable third party OSS licensing terms and conditions (“OSS-Terms and Conditions”). The OSS-Terms and Conditions shall remain in effect between Nikola and the authors of the respective OSS. Nikola shall comply with all of the OSS- Terms and Conditions and fulfill all corresponding obligations, including in the event Nikola disposes of the Products, Prototypes or Services through sales or other transfer to third parties. Such obligations may include, for example, documentation obligations or obligations to provide the source code of any software integrated in a Product in which the OSS has also been integrated by Nikola. An overview about all OSS components contained in the Products, Prototypes, or Services as well as corresponding license text of the OSS- Terms and Conditions (of all originating OSS authors) are part of Bosch’s delivery of the Product, Prototype, or Service (e.g. as part of the provided documentation, in a display field within a device, etc.). To the extent that new software versions included in Bosch’s Products, Prototypes, and Services may contain other and/or additional OSS, the same terms and conditions apply as stated in this Section 15.3.

Nikola shall use reasonable commercial efforts to not combine or request or otherwise cause others to combine Bosch Software, Products, Prototypes, and/or Services with any OSS or other data in any manner that would result in the Bosch Software, Products, Prototypes, and/or Services becoming subject to the terms of an OSS license. For any software provided to Bosch by Nikola or on behalf of Nikola, Nikola shall disclose in writing a list of all applicable OSS-Terms and Conditions and/or third party license terms at the time of delivery of such software to Bosch, and Nikola shall indemnify Bosch fifteen percent (15%) of the total amounts paid by Nikola to Bosch as set forth in this Framework Agreement for a claim for all costs, expenses, and damages caused by Nikola’s failure to disclose OSS-Terms and Conditions and/or third party license terms in software provided by Nikola, directed by Nikola, or on behalf of Nikola.

15.4 Intellectual Property Limitations:

As set forth in more detail in Section 15.6 below, to the extent (i) Nikola provides the design, drawing, specification, requirement, information, and/or data for the Product or Services, or (ii) the Product or Services provided hereunder contain integrated electronics, components implementing Standardized Technologies, and/or related software licenses to use third party intellectual property rights for the Products or Services, any corresponding warranties or indemnities are not provided by Bosch to the extent (i) or (ii) above apply. Nikola may be required to obtain licenses from the owners/licensors of these third party intellectual property rights directly, and Bosch will reasonably assist Nikola in obtaining such licenses upon request and to the extent Bosch is able to. Nikola acknowledges that some third party intellectual property rights owners will not grant licenses to suppliers such as Bosch. “Standardized Technologies” as used herein means technical specifications or functions (i) adopted by a standards organization (e.g., ETSI or IEEE), (ii) defined by research institutes, industrial companies or market participants to ensure technical conformity or compatibility, or (iii) established by common practice in a particular field.

No intellectual property warranties, including any warranty of non-infringement, are provided to Nikola by Bosch for Products, Prototypes, Software or Services. Additionally, no indemnification for claims of intellectual property infringement is provided to Nikola by Bosch for Prototypes.

15.5 Branding:

Bosch reserves the right to brand the parts with RB Trademarks. Parts delivered from Bosch to third parties for use in the aftermarket will bear the RB Trademarks only.

15.6 Third Party Intellectual Property Rights:

Bosch shall indemnify, defend, and hold harmless Nikola, its Affiliates, and their respective directors, officers, employees, successors, and assigns (collectively “Nikola Indemnified Party”) against all third party claims of infringement in the United States, Germany, France, Italy and the United Kingdom (specifically excluding claims of infringement of any Affiliate of Nikola) and resulting direct damages and expenses (including reasonable attorney’s fees) arising out of use of any Product or Service as delivered by Bosch, provided Bosch shall have no liability and shall not indemnify, defend, or hold harmless a Nikola Indemnified Party for or against any claim to the extent arising from (i) a Nikola Indemnified Party’s gross negligence or willful or intentional acts or omissions; or (ii) any modification or alteration of any Products or Services, unless prior written authorization for such modification or alteration is provided by Bosch in writing; or (iii) use of the Products or Services in combination with any other equipment, software, products or services not supplied by Bosch and the use of such combination was not authorized by Bosch; or (iv) a Nikola Indemnified Party’s designs, specifications, requirements, or instructions; or (v) the application or use of any Products or Services which materially fails to comply with the specification or other written instruction from Bosch; or (vi) the implementation of Standardized Technologies, to the extent the indemnification obligation stems from the Standardized Technologies or implementation related thereto. For the sake of clarity, no indemnification or warranty is provided for Prototypes.

Bosch shall be entitled, at its discretion, to either: (x) obtain a right of use for a Product or Service alleged to infringe an Intellectual Property right, (y) to modify the Product or Service so that it no longer infringes the Intellectual Property right, or (z) to replace the Product or Service with an equivalent substitute that no longer infringes the Intellectual Property right; in each case, only to the extent such actions do not require substantial modifications to Nikola’s vehicles. Bosch reserves the right to carry out the actions of (x)-(z) in the sentence above at its disposal even if the infringement of the Intellectual Property right has not been ruled on by a court of law with res judicata effect or acknowledged by Bosch.

15.7 Indemnification from Customer:

To the fullest extent permitted by applicable law, and subject to the conditions applicable to claims by Nikola against Bosch under Section 15.6 above, Nikola shall indemnify, defend, and hold harmless Bosch, its Affiliates, and their respective directors, officers, employees, successors, and assigns for all claims, liabilities, damages, costs, and expenses (including reasonable attorney fees) asserted by a third party (specifically excluding any Affiliate of Bosch) and incurred by Bosch in connection with such claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic losses) to the extent caused by: (i) Nikola’s or Bosch’s infringement or misappropriation of any Intellectual Property Rights of any third party to the extent caused by (a) Nikola’s technology, products, or services, or Bosch’s use thereof, or (b) any modification or alteration of any Products or Services by Nikola, unless prior written authorization for such modification or alteration is provided by Bosch in writing; or (ii) bodily injury or property damage resulting from Nikola’s integration of the Products or Services into vehicle systems or other components within the vehicle system in a manner that is not approved by Bosch or in compliance with all applicable laws; or (iii) any grossly negligent act or omission of Nikola or any of its employees or agents; or (iv) Nikola’s failure to comply with representations, performance, or obligations under this Framework Agreement; or (v) any design, hardware, software, data, instructions, requirements, or material expressly required or supplied by Nikola.

15.8 Indemnification Procedures:

The indemnified Party under Sections 15.6 or 15.7 above shall give prompt written notice to the indemnifying Party of the claim for which it seeks indemnification (provided that the failure to give such notice will not relieve the indemnifying Party of its obligations under Sections 15.6 or 15.7, except to the extent that such failure materially prejudices the indemnifying Party’s ability to carry out its obligations under Sections 15.6 or 15.7). The indemnifying Party will assume and direct the defense and settlement of any such claim with counsel of the indemnifying Party’s reasonable choosing; the indemnified Party will provide the indemnifying Party, at the indemnifying Party’s expense, with such information and assistance as may be reasonably necessary for the defense and settlement of the claim. Neither Bosch nor Nikola will settle or resolve any such claim without the advance written approval of the other Party, approval not to be unreasonably withheld or delayed, unless such settlement or resolution includes a full and unconditional release of both Parties with no admission of guilt from either Party or their Affiliates.

15.9 Special Tooling:

Special tooling to be negotiated by a separate tooling agreement.

16.CONFIDENTIALITY

16.1 Scope of Confidential Information:

From time to time during the Term of this Framework Agreement, either Party or its Affiliates (as the “Disclosing Party”) may disclose or make available to the other Party or its Affiliates (as the “Receiving Party”) information about its business affairs, goods and services, customers, information and materials comprising or relating to the Intellectual Property, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Framework Agreement, whether disclosed orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential”, are collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that the Receiving Party can demonstrate, at the time of disclosure before, on or after the Effective Date: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article 16 by the Receiving Party or any of its Affiliates; (b) is or becomes available to the Receiving Party on a non- confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was developed by the Receiving Party independently of and without use of or access to Confidential Information, or (d) was rightfully known by or in the possession of the Receiving Party without obligations of confidentiality prior to the Receiving Party’s receipt from the Disclosing Party before, on or after the Effective Date. The Receiving Party shall be responsible for any breach of this Section by any of its Affiliates. Article 18 below (Limitation of Liability) shall not apply to any breach of this Article 16.

16.2 Protection of Confidential Information:

Unless a disclosure is required by law, for the Confidentiality Period, the Receiving Party shall: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would use to protect its own confidential information, but in no event with less than a commercially reasonable degree of care; (b) not use any of the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Framework Agreement; (c) refrain from using the Disclosing Party’s Confidential Information for its benefit or for the benefit of any third party (except that the Receiving Party may use the Disclosing Party’s Confidential Information for the purpose of performing its obligations under the Collective FCPM Agreement); (d) only disclose the Disclosing Party’s Confidential Information to those of its personnel, including its Affiliates, employees, and agents, who have a legitimate business need to know such Confidential Information in order to perform its obligations under this Framework Agreement and who are bound by an obligation of confidentiality and (e) not disclose any such Confidential Information to any third party without express written consent of the Disclosing Party. The “Confidentiality Period” means the period beginning on the date of disclosure to the Receiving Party and ending on the date that is ten (10) years after (i) the expiration, termination or cancellation of this Framework Agreement or (ii) Nikola’s start of production (SOP), whichever is later. Nikola shall (i) securely store the Bosch Confidential Information in a separate and distinct location that is accessible only to those Nikola employees having a need to know, (ii) will maintain a log of those Nikola employees having access to the Confidential Information, and (iii) take all appropriate measures to ensure that the Confidential Information disclosed by Bosch is maintained in strict confidence. At Bosch’s written request, Nikola shall provide a list of all Nikola employees who have received or reviewed the Licensed Materials and Bosch’s Confidential Information within three (3) business days of Bosch’s request. Any other or additional uses of Bosch’s Confidential Information, other than to perform obligations under this Framework Agreement, will require a separate signed license agreement between the Parties.

16.3 Breaches by Representatives:

The Receiving Party shall be responsible for any breach of this Article 16, or of the remainder of this Framework Agreement, by any of its Representatives. “Representatives” means any of the Parties’ Affiliates and any of the Parties’ or the Parties’ Affiliates’ respective officers, directors, employees, subcontractors, partners, shareholders, attorneys, third-party advisors, agents, permitted successors and permitted assigns.

16.4 Non-Disclosure Agreement:

The provisions of this Article 16 are in addition to, and do not replace or supersede, the terms of the Mutual NDA Bluegentech_Bosch (19OCT16).pdf and 20200120 Bosch_Nikola Non-Disclosure Agreement – Amendment 17nov2020
V2_approved.pdf (collectively, the “NDA”) between the Parties each having an effective date of October 19, 2016 and January 01, 2020, respectively, attached hereto as Attachment 3. The Parties agree that the NDA remains in full force and effect. In the event of any conflict between this Article 16 and the NDA, this Article 16 shall control.

17.TERM; TERMINATION

17.1 Term:

Unless earlier terminated by mutual written agreement between the Parties or as otherwise provided in Section 17.2 or Section 17.3, this Framework Agreement shall remain in full force and effect beginning on the Effective Date of this Framework Agreement and continuing through December 31, 2030 (“Term”). This Framework Agreement will not automatically renew under any circumstances, and may only be renewed or otherwise extended by the specific mutual written agreement of the Parties.

17.2 Termination by Bosch:

Bosch may terminate this Framework Agreement and any accepted purchase order hereunder effective immediately (or as otherwise set forth below) upon notice in writing if one of the following occur to Nikola:

(a)experiences a liquidation or dissolution; or
(b)is unable to, or admits its inability to, pay debts as they become due; or
(c)fails to pay in full any of its payment obligations under this Framework Agreement or any Individual Contract when due and any such payment obligation remains unpaid for 30 days after being so notified in writing; or
(d)fails to meet any of its other material obligations such as volume commitments under this Framework Agreement, any Individual Contract, or the Purchasing Cooperation Agreement and does not remedy such failure within 90 days after being so notified in writing; or
(e)makes representations or warranties in connection with this Framework Agreement or otherwise under the Collective FCPM Agreement, which become false or incorrect in any material respect at any time during the Term of this Framework Agreement and such breach is not cured within 30 days after being so notified in writing; or
(f)fails to comply with any Bosch Specifications, including, without limitation, any material specification for FCPM traceability, End-of-Line testing, assembly process, components or audit corrective action requirements, and does not remedy such failure within 90 days after being so notified in writing.

17.3 Termination by Nikola:

Prior to January 1, 2027, Nikola shall not delay, change, terminate or cancel this Framework Agreement unless such delay, change, termination or cancellation is solely due to a material breach of this Framework Agreement by Bosch. To the extent changes are allowed under this Framework Agreement, no changes ordered by Nikola to the Products, Prototypes, and/or Services nor any delivery or pickup terms related thereto will be effective without Bosch’s written consent. In the event of any such change, Bosch will notify Nikola of any and all fees, costs or other price increases caused by or associated with such change, which costs must be approved by Nikola in writing. In the event of termination or cancellation by Nikola not associated with a proven material breach by Bosch on or after January 1, 2027 and in accordance with this Framework Agreement, Nikola will provide Bosch with written notice detailing the reasons for termination, wherein Bosch will (a) have ninety (90) days to provide a plan to address the reasons detailed by Nikola, and (b) quote a reasonably satisfactory plan to address the reasons detailed by Nikola within ninety (90) days after the initial ninety (90) day period set forth in Section 17.3(a) above. In the event termination by Nikola occurs after the one hundred eighty (180) day period of the combined and (b) periods set forth in this Section 17.3, Nikola shall only be liable to Bosch for:

(a)payment for all Products and Prototypes for which payment is outstanding, and/or Services performed prior to cancellation or change request by Nikola, to the extent Nikola has issued a PO and the Products, Prototypes, and/or Services comply with the applicable Specifications or other requirements of this Framework Agreement or the applicable Individual Contract;

(b) the reasonable cost of raw materials and components that were purchased in reasonable quantities by Bosch to meet the requirements of this Framework Agreement or an applicable Individual Contract and that cannot be returned for refund or credit or immediately used for or sold to any of Bosch’s other customers;

(c)the costs to settle all reasonable claims by subcontractors that are rendered unrecoverable due to the cancellation or change; and

(d)the reasonable costs of reassignment of Bosch’s employees specifically dedicated to the satisfaction of Bosch’s obligations under this Framework Agreement or an agreement related hereto, such as any engineering or development quotation, provided Bosch uses reasonable efforts to reassign each such employee;

For the sake of clarity, if termination occurs due to failure to agree on KPIs or material breach by Bosch, the Parties will agree in good faith how to amend and continue the FCPM License.

17.4 Effect of Termination:

Neither expiration nor termination nor cancellation of this Framework Agreement shall affect the rights or obligations of the Parties expressly set forth in this Framework Agreement with respect to the Products sold by Bosch prior to such expiration or termination. In the event that this Framework Agreement is terminated early by Bosch or Nikola pursuant to Sections 17.2 or Section 17.3, the terminating Party’s election to terminate this Framework Agreement shall not be such Party’s exclusive remedy under this Framework Agreement. Nikola shall not be entitled to any compensation or reimbursement for inability to recoup any investment made in connection with performance under this Framework Agreement, loss of prospective profits or anticipated sale or other losses occasioned by termination or cancellation of this Framework Agreement pursuant to its terms. Upon termination, expiration or cancellation for any reason:

(a)each Party shall immediately return or certify as destroyed to the other Party, as determined by the Disclosing Party, all items in the possession of the Party which are the other Party’s property that is related to this Framework Agreement, including all Confidential Information (other than copies retained in automatic back-up and archive systems), property, tooling, molds, equipment, documents, disks, electronically stored information or other media containing Confidential Information of the other Party, except that the Receiving Party may retain a copy of Confidential Information with its legal counsel to evidence the exchange of information hereunder and in connection with legal or statutory requirements (wherein all such retained copies shall remain subject to the use and disclosure restrictions set forth in this Framework Agreement); and

(b)all outstanding amounts payable by either Party pursuant to this Collective FCPM Agreement shall become immediately due and payable, including without limitation any amounts relating to the period prior to termination, expiration or cancellation of this Framework Agreement which at such time had not yet otherwise fallen due. With respect to Nikola, if Nikola is in material breach, Nikola shall be liable to Bosch for:

(i) payment for all Products and Prototypes for which payment is outstanding, and/or Services performed prior to termination, expiration, cancellation or change request by Nikola, to the extent Nikola has issued a PO and the Products, Prototypes, and/or Services comply with the applicable Specifications or other requirements of this Framework Agreement or the applicable Individual Contract;

(ii) the reasonable cost of raw materials and components that were purchased in reasonable quantities by Bosch to meet the requirements of this Framework Agreement or an applicable Individual Contract and that cannot be returned for refund or credit or immediately used for or sold to any of Bosch’s other customers;

(iii) the costs to settle all reasonable claims by subcontractors that are rendered unrecoverable due to the cancellation or change; and

(iv) the reasonable costs of reassignment of Bosch’s employees specifically dedicated to the satisfaction of Bosch’s obligations under this Framework Agreement or an agreement related hereto, such as any engineering or development quotation, provided Bosch uses reasonable efforts to reassign each such employee.

18.Limitation of Liability
EXCEPT AS EXPRESSLY SET FORTH IN THIS FRAMEWORK AGREEMENT, AND EXCEPT AS RELATED TO ARTICLE 16 (CONFIDENTIALITY, INCLUDING THE NDA), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS FRAMEWORK AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE; PROVIDED, HOWEVER, THESE LIMITATIONS SHALL NOT APPLY TO EITHER PARTY’S LIABILITY, IF ANY, FOR CONTRIBUTION OR INDEMNITY WITH RESPECT TO LIABILITY TO THIRD PARTIES FOR PERSONAL INJURY, DEATH, OR DAMAGE TO TANGIBLE PROPERTY AS A RESULT OF THE PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. IN NO EVENT SHALL THE TOTAL LIABILITY OF BOSCH, ITS AFFILIATES, AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUBCONTRACTORS, AND AGENTS TO NIKOLA FOR LOSSES OF ANY KIND, WHETHER UNDER ANY LEGAL THEORY OR CAUSE OF ACTION, INCLUDING, WITHOUT LIMITATION, TORT, CONTRACT, WARRANTY, INDEMNIFICATION, STRICT LIABILITY, OR ARISING OUT OF OR RELATED TO A FEDERAL, STATE, OR LOCAL STATUTE, ORDINANCE, OR REGULATION EXCEED, EITHER CUMULATIVELY OR IN THE AGGREGATE FIFTEEN PERCENT (15%) OF THE TOTAL AMOUNTS PAID BY NIKOLA TO BOSCH AS SET FORTH IN THE COLLECTIVE FCPM AGREEMENT.

19.MISCELLANEOUS

19.1 Directed Sourcing/ Design; Directed Customer:

For parts or services provided or directed by Nikola, including those from directed suppliers, Bosch shall bear the development and quality responsibility only as far as specifically agreed upon. The agreed upon warranty of such parts and services is limited to using them in the assembly or manufacturing of the Products to be delivered to Nikola as agreed upon with Nikola. Bosch will not be liable for directed sub- suppliers, supplies, or instructions (including software) delivered by Nikola or directed sub-suppliers and supplied designs. Nikola will indemnify Bosch for all related claims.

In case there is a direct or indirect demand that Bosch concludes a supply contract with a supplier of Nikola, Bosch reserves the right to set the terms and conditions for any such offer. Nikola shall remain responsible for all accounts payable of such supplier to Bosch in the event that such supplier fails to fulfill its obligations to Bosch.

19.2 Export Controls:

Deliveries of Products and performance of the Services will only be executed under the proviso that their fulfillment complies with national or international export control regulations and does not violate any embargoes or other sanctions. Nikola commits to provide all information and documents necessary for the export or transfer as required by applicable law. Delays due to export control assessments or export control licensing procedures invalidate the terms and dates of delivery. Nikola acknowledges and agrees that Bosch may terminate this Framework Agreement without notice, if termination is necessary in order for Bosch to comply with national or international legislation. In the case of such a termination, Nikola is not entitled to pursue any claims or recover any damages or costs due to the termination. Nikola will not sell, distribute, resell, or transfer (hereinafter collectively, “Transfer”) any Product, Prototype, or Services, including commodities, software and technology/technical data, plans, and specifications relating to the Product, Prototype, or Services (collectively, “Export Control Products”) or take any actions in relation to or in furtherance of this Framework Agreement, which are contrary to U.S. Export Regulations, including but not limited to U.S. Department of Commerce Export Administration Regulations (“EAR”), the U.S. Treasury Office of Foreign Assets Controls (“OFAC”), U.S. Department of State International Traffic in Arms Regulations (“ITAR”), or any other applicable export control, import control, and economic sanction laws and regulations of the US or any country or countries (collectively, “Export/Import Control Laws”). Nikola further acknowledges that Export/Import Control Laws, include but are not limited to, prohibitions against: (a) Transfer any product to U.S. embargoed countries (currently, Cuba, Iran, North Korea, Syria, Sudan and the Crimea Region of Ukraine); (b) Transfer of ITAR product to any country with which the U.S. maintains an Arms Embargo; (c) Transfer of certain EAR controlled product for China, Russia, and Venezuela military end-use or end-user; (d) Transfer to certain OFAC sanctioned persons or countries; and (e) other restrictions as defined in the Export/Import Control Laws. Nikola will immediately notify Bosch and cease activities with respect to a sale if Nikola knows or has a reasonable suspicion that an Export Control Product has been or may be exported, re-exported, transferred, or released in violation of Export/Import Control Laws. Unless otherwise mutually agreed in writing, Nikola agrees that it will not use an Export Control Product in connection with any activity involving nuclear fission or fusion, any use or handling of any nuclear material, or any nuclear, chemical or biological weapons. Nikola shall defend, indemnify, and hold Bosch harmless from any and all losses suffered by Bosch as a direct result of Nikola’s or its customers’ non-compliance with Export/Import Control Laws. Bosch will not be liable to Nikola for failure to provide Products, Prototypes, Services, transfers, or technical data as a result of any government actions that impacts Bosch’s ability to perform, including: (i) the failure to provide or the cancellation of export or re-export licenses; or (ii) any subsequent interpretation of applicable import, transfer, export, or re-export law or regulation after the date of any order or commitment that has a material adverse effect on Bosch’s performance.

19.3 Anti-Bribery and Anti-Corruption:

The Parties agree that each Party and its authorized agents agree to operate in full compliance with all applicable anti-bribery/anti-corruption legislation while conducting business under this Framework Agreement. This means that no employee or agent or subcontractor of either Party may offer, promise, authorize or deliver any payment, gift of any kind, or anything of value to any government official or employee or any other person or entity, including those in the private or commercial sector, where such an action is in violation of any applicable anti-bribery/anti-corruption legislation or where the purpose is to improperly induce the recipient to take action or refrain from taking action that would provide a benefit or advantage to the other Party or its related entities. To ensure compliance with this Section 19.3, each Party shall communicate these requirements to its employees and impose these same compliance requirements on any agents, subcontractors, or other third parties it may hire pursuant to this Framework Agreement. Each Party hereby acknowledges and agrees that any breach of this Section 19.3 shall be grounds for immediate termination of this Framework Agreement. Nikola shall protect, indemnify and hold harmless Bosch from any claim, damages, liability costs, fees and expenses and other losses incurred by Bosch as a result of Nikola’s breach of its obligations to comply with this Section 19.3.

19.4 Force Majeure:

If either Party is delayed or prevented from performing its obligations under this Framework Agreement (other than a payment obligation), because of conditions or events that are beyond the affected Party’s reasonable control (whether such conditions or events are foreseeable or unforeseeable), including, without limitation, acts of God, fires, floods, hurricanes, tornados, storms, power outages, transportation interruptions, epidemic, labor shortages (including, without limitation, due to COVID-19 infection or fear of infection), quarantine or shelter-in-place orders, government-mandated shutdowns or allocation requirements, other acts of government, vandalism, riots, war, acts of terrorism, changes in laws, issuances of executive orders, or unavailability of parts, materials or supplies (each, a “Force Majeure Event”), the affected Party shall be excused from performance of its obligations under this Framework Agreement to the extent such performance is delayed or prevented by such Force Majeure Event, and the affected Party shall be entitled to extend the relevant delivery or performance dates by the amount of time that the affected Party was delayed as a result of such Force Majeure Event; provided, however, that the affected Party shall use reasonable efforts to reduce or otherwise limit any such delay or prevention, however, if Bosch incurs extraordinary costs in or to maintain, restore supply or to limit delay thereof, Nikola will be responsible for any associated costs. Subject to the foregoing obligation, if a Force Majeure Event affects only a part of the affected Party’s capacity to perform under this Framework Agreement, and to provide for the affected Party’s internal use, for similar products or services, the affected Party may choose to allocate its available capacity first to the satisfaction of its internal needs and then in any manner that it determines, in good faith. Each Party acknowledges that, as of the Effective Date, it is not prevented from performing under this Framework Agreement as a result of a Force Majeure Event.

19.5 Amendment:

This Framework Agreement may be amended or modified only by an express writing signed by authorized representatives of each Party.

19.6 Relationship of Parties:

In performing its obligations hereunder, each Party is acting as an independent contractor, and nothing in this Framework Agreement creates a joint venture, partnership, or other form of business association between the Parties.

19.7 Government Contracts:

If Products, Prototypes, and/or Services are purchased under a government contract or sub-contract, Nikola shall promptly notify Bosch of the provisions of any government procurement laws and regulations which are required to be included in the contract covering the Products, Prototypes, and/or Services ordered. The Parties shall negotiate in good faith any adjustments reasonably necessary to account for additional burdens or obligations created by such government contract or sub-contract, and Bosch has a right to refuse to participate in such government contract or sub-contract.

19.9 Electronic Data Exchange; Vehicle Data; Privacy:
19.9.1 ELECTRONIC DATA EXCHANGE. Bosch supports most electronic data exchange systems. Each party bears responsibility for its data input and for the part of the system for which it is responsible.
19.9.2 DATA SHARING.
a)Nikola hereby grants to Bosch and its Affiliates the right to use, reproduce, modify, and distribute data related to the manufacture and supply of the Products, Licensed Products and Licensed Materials (“Manufacturing Data ”) which includes without limitation FCPM Assembly line data (e.g. tightening torques, leak check, End-of-Line checks, etc.) and any related Nikola FCEV Truck Manufacturing data (e.g. End-of-Line performance checks, etc.), and basic vehicle data (speed, torque, etc.) collected during the Term hereof for: (i) research and development related to improvement, analyses, validation, launch, quality and modification to Products, Licensed Products or Licensed Materials for the purposes of FCPM assembly line release, FCPM product development, launch and release, and (ii) the purposes set forth in Section 19.9.2(b) below.
Manufacturing Data shall be sent to Bosch by Nikola as mutually agreed or as set forth herein, wherein Nikola shall provide Manufacturing Data on a reasonably continuous basis from development through launch phases (SOP+2 years) and thereafter through the term of this Framework Agreement, or by direct access via implementation of the Bosch manufacturing execution service (MES) on the manufacturing lines or similar systems.
With respect to Manufacturing Data related to pre-series production of Products or Licensed Products, Bosch may collect the Manufacturing Data directly using data loggers that shall be installed on each pre-series production Product or Licensed Product, unless otherwise agreed by Bosch.
b)To the extent Nikola possesses the appropriate rights, as determined by Nikola in good faith, Nikola hereby grants to Bosch and its Affiliates the right to use, reproduce, modify, and distribute is vehicle operation data from the Nikola Trucks that is related to the Products and Licensed Products, including without limitation vehicle, vehicle speed and vehicle torque data (“Vehicle Data”) and the Products, Licensed Products and Licensed Materials data (“Product Data”), and any other Manufacturing Data collected during the term hereof, for the following purposes:
(i) research and development related to improvement, analyses, validation, release, launch, quality and modification to Products, Licensed Products or Licensed Materials associated with the development and launch phases; and
(ii) research and development related to improvement, analyses, quality and modification to Products, Licensed Products or Licensed Materials associated with the series production phase; and
(iii) the investigation of any accidents or claims related to a defect, failure, or alleged defect or failure of Products, Licensed Products and Licensed Materials; and

(iv) the defense of any claim against Bosch brought by Nikola or any Third Party; and
(v) any other purpose that has been mutually agreed in writing between the Parties;

With respect to Vehicle Data and Product Data related to pre-series production of Products and Licensed Products, Bosch may collect the Vehicle Data and Product Data directly using data loggers that shall be installed on each pre-series production Product and Licensed Product, unless otherwise agreed by Bosch. Vehicle Data and Product Data shall also be sent to Bosch by Nikola as mutually agreed or as set forth herein, wherein Nikola shall provide Vehicle Data and Product Data on a reasonably continuous basis from development through launch phases (SOP+2 years) and thereafter through the term of this Agreement.

To the extent Bosch determines that the rights granted in this Section 19.9.2(b) to Bosch are not negotiated by Nikola with their customer in good faith or are not passed on to Bosch to the extent Nikola would possess or could possess the appropriate rights, Nikola shall be in material breach of this Framework Agreement.

Bosch shall provide Nikola with a convenient and practical means to decrypt or otherwise decode use case relevant Product data.

Completion of validation and subsequent warranty as set forth in this Framework Agreement will be contingent upon successful Bosch FCPM/FC component validation, Product validation, Licensed Product validation and Nikola vehicle validation including appropriate Product Data and Vehicle Data sharing in conjunction herewith.

Nikola will provide the pseudonymized data linked to a Nikola-internal logging ID, without any additional data that would enable Bosch to identify individuals (e.g VIN or GPS data). In exchange for the Vehicle Data and the Product Data provided by Nikola, Bosch will provide data access, analysis tools or reports to Nikola to improve operation of NIKOLA TRE and TWO applications over time as mutually agreed in a later signed agreement. Details of any data transmission fees, Bosch data access, analysis tools or reports and any fees related thereto shall be defined in a separate contract and mutually agreed in writing. Content of Vehicle Data related to Products, Licensed Products or Licensed Material beyond what is expressly set forth above shall be negotiated and mutually agreed in writing during the development and launch phases. The same Vehicle Data will automatically be provided during the series phase unless otherwise negotiated and mutually agreed in writing.

19.9.3 PROTECTION OF PERSONAL INFORMATON. The terms of the Data Protection Addendum, available upon request, are hereby incorporated by reference and shall apply to the extent that Vehicle Data includes Personal Data (as defined below) or Bosch processes Personal Data for or on behalf of Nikola as part of the Services, Bosch and Nikola shall complete Bosch’s Data Protection Addendum. “Personal Data” means any information relating to any identified or identifiable natural person.

19.8 Set-Off:

Nikola is not entitled to and shall not set-off any amounts due or allegedly due from Bosch to Nikola from Nikola’s debts towards Bosch.

19.9 Execution:

This Framework Agreement may be executed in any number of counterpart originals and may be delivered and signed by electronic means and such electronic copies of this Framework Agreement shall be binding as an original.

19.10 Assignment:

This Framework Agreement may not be assigned by a Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 19.10 shall be null and void.

19.11 Severability:

If one or more provisions of this Framework Agreement are held to be unenforceable, then such provision shall be excluded from this Framework Agreement and the balance of the Framework Agreement shall be enforceable in accordance with its terms. Each Party will be entitled to seek equitable relief, including injunction, in order to protect its Confidential Information and other Intellectual Property rights. The failure of either Party to enforce any right resulting from breach of any provision of this Framework Agreement by the other Party will not be deemed a waiver of any right relating to such breach or any subsequent breach of such provision or of any other right hereunder.

19.12 Construction:

The section and article headings in the Framework Agreement are for convenience only and are not to be considered in construing or interpreting the Framework Agreement. The words “will” and “shall” are used in a mandatory, not a permissive, sense, and the word “including” is intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation.” Any requirement to obtain a Party’s consent is a requirement to obtain such consent in each instance.

19.13 Survival:

The obligations, covenants, and agreements of Supplier under this Framework Agreement that by their nature are intended to survive the expiration or termination of the Framework Agreement, including those contained in Articles 8, 10, 14, 15, 16, 17, 18 and 19 shall survive the expiration or termination of the Framework Agreement.

19.14 Notices:

All notices to be given under this Framework Agreement shall be in writing and be deemed to have been given upon the receipt thereof if (a) delivered personally or sent by reputable overnight courier, or (b) sent by registered or certified mail with postage paid and return receipt requested, to the addresses of the respective Parties set forth below (or such other address as one Party gives notice of to the other Party in accordance with this Section):

Bosch Contacts:
John Thomas Customer Account Manager – Nikola Powertrain

Andreas Keuper Powertrain Solutions Engineering – Nikola Powertrain

With a copy to: Office of General Counsel
Robert Bosch LLC
38000 Hills Tech Drive
Farmington Hills, MI 48331

Nikola Contacts:
Christian Appel Chief Engineer, Fuel Cell Truck Development

Trevor Buys Global Supply Manager for Fuel Cell & Hydrogen Storage Systems

With a copy to: Chief Legal Officer
Nikola Corporation
4141 E. Broadway Rd.
Phoenix, AZ 85040

19.15 Compliance with Laws:

Both Nikola and Bosch and their operations, facilities and business shall at all times comply with all applicable federal, national, state, provincial and local laws (including common law), statutes, ordinances, orders, rules, codes, standards and regulations of the U.S.A. and all other relevant jurisdictions.

19.16 Applicable Law:

This Framework Agreement, the purchase orders, and all disputes between the Parties arising out of or related thereto shall be governed by the laws of the State of Delaware, excluding choice of law. THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS FRAMEWORK AGREEMENT, ITS ATTACHMENTS AND SCHEDULES HERETO OR ANY PURCHASE ORDERS.

The Parties further agree and submit to the jurisdiction of the federal or state courts of competent jurisdiction located in New Castle County, Delaware as the exclusive forum for the adjudication for any dispute arising hereunder.

19.17 Publicity:

Neither Party will make any public announcements, press releases, or disclosures of any kind concerning the terms of this Agreement, the transactions contemplated hereby, or the relationship between the Parties without the prior written consent of the other Party. Notwithstanding anything to the contrary contained here, the Parties may disclose the terms and conditions of this Framework Agreement as required by law.

19.18 Release:

When a Product has successfully passed the testing specification agreed with or provided by Nikola during Bosch’s release procedures, it is deemed to fully cover all requirements, if any, that the Product be fit for the use or purpose intended and has a defined level of quality.

19.19 Entire Agreement:

The Collective FCPM Agreement, including this Framework Agreement, the recitals set forth above, the Attachments (including the NDA), the Schedules, the Specifications, and other agreements referenced herein, all of which are incorporated into this Framework Agreement by reference, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any other business forms of either Party; and all prior written or oral agreements, correspondence, discussions, negotiations and understandings of the Parties on the subject matter hereof are merged herein, made a part hereof, and superseded hereby; no additional or different terms set forth in any of Nikola’s purchase orders or other forms, correspondence or other communications shall apply.

The following Attachment(s) are incorporated hereto by reference:
Attachment 1: Specifications
Attachment 2: Commercial Items
Attachment 3: Non-Disclosure Agreement

[Signature page follows]

By signing below, each Party agrees to be bound by the terms and conditions of this Framework Agreement as of the Effective Date referenced above.

NIKOLA CORPORATION	ROBERT BOSCH LLC

By: /s/ Mark Russell	By: /s/ Sujit Jain

Name: Mark Russell	Name: Sujit Jain
(print)	(print)

Title: Chief Executive Officer	Title:

Date: 8/30/2021	Date: 8.31.2021

By: /s/ Guido Stueber

Name: Guido Stueber
(print)

Title:

Date: 09.01.2021